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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

FORM 12b-25                                               SEC File Number 1-4124
                                                          CUSIP Number 477178107

                        NOTIFICATION OF LATE FILING
                                  (Check One):

[X]  Form 10-K  [ ]  Form 11-K  [ ] Form 20-F   [ ]  Form 10-Q  [ ]  Form N-SAR

  For Period Ended:
                                JANUARY 31, 1997
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

                           JETRONIC INDUSTRIES, INC.
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Full Name of Registrant

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

4200 Mitchell Street
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City, State and Zip Code

Philadelphia, PA 19128
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Part II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Forms 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

Additional time is necessary to complete the Consolidation.
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Part IV - Other Information

     (1) Name and telephone number of person to contact in regard to this notification

  LEONARD W. PIETRZAK                (215)               482-7660
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     (Name)                       (Area Code)        (Telephone Number)


     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act of
          1934 or Section 30 of the Investment Company Act of
          1940 during the preceding 12 months or for such
          shorter period that the registrant was required to
          file such report(s) been filed?  If answer is
          no, identify report(s).                                 [X] Yes [ ] No


     (3)  Is it anticipated that any significant changes
          in results of operations from the corresponding
          period for the last fiscal year will be
          reflected by the earnings statements to be
          included in the subject report or portion
          thereof?                                               [X] Yes [ ] No

Attachment to Part IV(3) -- Other Information

The Company expects to report a profit for the year ended January 31, 1997
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compared to a loss for the prior year.
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                           JETRONIC INDUSTRIES, INC.
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                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 21, 1997                      By: /s/ Leonard W. Pietrzak
                                               --------------------------------
                                               Leonard W. Pietrzak
                                               Vice President - Finance

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                                                                April 21, 1997

Mr. Leonard W. Pietrzak
Vice President - Finance
Jetronic Industries, Inc.
4200 Mitchell Street
Philadelphia, PA 19128

Dear Mr. Pietrzak:

We are unable at this time to provide you with our Independent Auditors' Report on the consolidated financial statements of Jetronic Industries, Inc. and Subsidiaries for the year ended January 31, 1997, because our audit procedures have not been completed.


ASHER & COMPANY, Ltd.